UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Hawthorn Bancshares, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101
April 20, 2018
Dear Shareholder:
You are invited to attend the annual meeting of shareholders of Hawthorn Bancshares, Inc. to be held at Hawthorn Bank located at 3600 Amazonas, Jefferson City, Missouri, on Tuesday, June 5, 2018, commencing at 9:00 a.m., local time.
We are relying on a rule of the Securities and Exchange Commission that allows us to furnish our proxy statement and related proxy card, as well as our 2017 Annual Report, to shareholders over the internet. This means our shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. If you receive this notice but would still like to request paper copies of our proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our shareholders, we can reduce the costs of printing and mailing our proxy materials. Please visit www.voteproxy.com for more information about the electronic delivery of proxy materials.
The business to be conducted at the annual meeting is described in the accompanying notice of annual meeting and proxy statement. At this year’s meeting, the agenda includes the election of one Class II director and a proposal to ratify the selection of our independent registered public accounting firm. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of our Company.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible. Specific voting instructions appear on the enclosed proxy card or voting instruction form.
We appreciate your continued interest in and support of our Company.
Sincerely yours,
David T. Turner
Chairman of the Board, President
and Chief Executive Officer

Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 5, 2018
The annual meeting of the shareholders of Hawthorn Bancshares, Inc., a Missouri corporation, will be held at Hawthorn Bank located at 3600 Amazonas, Jefferson City, Missouri, on Tuesday, June 5, 2018, commencing at 9:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:
1.
To elect one Class II director to hold office for a term expiring at our 2021 annual meeting of shareholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

2.
To consider and act upon ratification and approval of the selection of KPMG LLP as our independent registered public accounting firm for the current year; and

3.
To consider and act upon any other matters that properly may come before the meeting.

The proposals referred to above are more fully described in the accompanying proxy statement. An annual report to shareholders for 2017, which contains our audited financial statements, also accompanies this notice of annual meeting and proxy statement.
Our board of directors has fixed the close of business on March 29, 2018 as the record date for the determination of the holders of our common stock entitled to notice of, and to vote at, the annual meeting. We solicit you to give your proxy to vote at the annual meeting by following the specific voting instructions appearing on the enclosed proxy card or voting instruction form, regardless of whether you intend to attend the meeting.
By Order of the Board of Directors
David T. Turner
Chairman of the Board, President
and Chief Executive Officer
April 20, 2018
Jefferson City, Missouri
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE SPECIFIC VOTING INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
IMPORTANT NOTICE Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on June 5, 2018.
This notice of annual meeting and accompanying proxy materials, and access to our proxy voting site, are available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting.
Our Company’s proxy statement, annual report and other proxy materials are available at:
www.hawthornbancshares.com
Our Company’s proxy voting site can be found at: www.voteproxy.com

Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 5, 2018

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.
Why am I receiving these materials?
The board of directors of Hawthorn Bancshares, Inc. is providing these materials to you in connection with our annual meeting of shareholders on June 5, 2018. The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, and certain other required information. This proxy statement, the notice of annual meeting of shareholders and the accompanying proxy card or voting instruction form were first sent or given to our shareholders on or about April 20, 2018. As a shareholder of our Company, you are entitled and encouraged to vote on the items of business described in these proxy materials. Your vote is very important. For this reason, our board is requesting that you allow your shares to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card or voting instruction form.
When and where will the annual meeting be held?
The annual meeting of shareholders will be held on Tuesday, June 5, 2018, commencing at 9:00 a.m., local time, at Hawthorn Bank located at 3600 Amazonas, Jefferson City, Missouri. You may obtain directions to the location of the annual meeting by calling us at (573) 761-6100. You do not have to attend the annual meeting to be able to vote.
What matters will be voted on at the annual meeting?
Shareholders will consider and vote upon the following business items at the annual meeting:
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The election of one Class II director to hold office for a term expiring at our 2021 annual meeting of shareholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal;

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The ratification and approval of the selection of KPMG LLP as our independent registered public accounting firm for the current year; and

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Any other matters that may properly come before the annual meeting.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
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“FOR” the election of each nominee for director named in this proxy statement; and

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“FOR” the ratification and approval of KPMG LLP as our independent registered public accounting firm.

What shares can I vote?
The only outstanding securities of our Company having voting rights at the annual meeting are the shares of our common stock, $1.00 par value. Each issued and outstanding share of our common stock as of the close of business on the March 29, 2018 record date for the annual meeting is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, 5,792,541 shares of our common stock were outstanding.

You may vote all shares of our common stock that you held as of the record date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name,” and (iii) shares held for you in our Company’s Profit-Sharing 401(k) Plan.
How do I submit my vote?
Generally, you may vote your shares by Internet, by telephone, by completing, signing and returning the proxy card or voting instruction form provided to you, or by attending the annual meeting and voting in person. If you vote by Internet or by telephone, you do not need to return the proxy card. You will need to have your proxy card in hand if you vote by Internet or by telephone. Specific voting instructions are found on the proxy card or voting instruction form provided to you.
Shares held by the shareholder of record.   If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.
Shares held in street name.   If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or other nominee, together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by following the instructions on the voting instruction form. Although you may attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee. We may require a recent brokerage statement or other proof of ownership for admission to the meeting. You may vote your shares by any of the options listed on the voting instruction form.
Shares held in our Company benefit plans.   If your shares are held for you in our Company’s Profit-Sharing 401(k) Plan, you are receiving a voting instruction form from the plan trustee or administrator. To vote these shares, you will need to follow the specific voting instructions appearing on the voting instruction form. We must receive your completed voting instruction form by the deadline specified in such form. You may attend the annual meeting, however, you may not vote these shares in person at the meeting.
Can I change my proxy vote or revoke my proxy?
If you are a shareholder of record, you may change your vote or revoke your proxy any time before your vote is used at the annual meeting by:
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submitting a valid, later-dated proxy;

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submitting a valid, subsequent vote by telephone or the Internet;

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notifying our corporate secretary in writing that you have revoked your proxy; or

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completing a written ballot at the annual meeting.

Attendance at the annual meeting will not in and of itself constitute a revocation of your proxy.
If you hold shares as the beneficial owner in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee, by voting in person at the annual meeting.
You may revoke your voting instructions with respect to any shares of common stock you hold in our benefit plans by delivering a valid, later-dated voting instruction form by the deadline specified in the voting instructions furnished by the plan trustee or administrator.
How many votes are needed to conduct business at the annual meeting?
A majority of all outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy in order to satisfy the quorum requirement for the transaction of business at the annual meeting. Both abstentions and broker non-votes (described below under “What is the effect of a broker non-vote?”) are counted as present and entitled to vote for purposes of determining a quorum. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

How are votes counted?
If you are a shareholder of record and you give your proxy, the shares represented by the proxy will be voted in accordance with your instructions. However, if you are a shareholder of record and you give your proxy without providing voting instructions on one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of our board of directors (which recommendation is identified above under “How does our board of directors recommend that I vote?”).
If your shares are held in street name through a broker or other nominee, they will be voted in accordance with the voting instructions that you provide. If you do not provide voting instructions, your broker or other nominee is only permitted to vote your shares on proposals that are considered routine under applicable stock exchange rules. It is anticipated that only the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm would be considered to be routine.
If your shares are held in our Company’s Profit-Sharing 401(k) Plan, they will be voted in accordance with your voting instructions. If the plan trustee or administrator does not receive voting instructions for shares held in the plan by the deadline specified in the voting instruction form, the shares credited to your account will be voted to “abstain.” If your shares are represented at the meeting and are voted to “abstain” with respect to any nominee or proposal, this will have the same effect as a vote against such nominee or proposal.
What vote is required to approve the proposals at the annual meeting?
Election of Directors.   Directors are elected by receiving the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote in the election of directors. Shareholders may vote for or against any nominee for director or may abstain from voting for any or all nominees for director. If your shares are represented at the meeting and are voted to “abstain” with respect to a particular nominee, it will have the same effect as a vote against the nominee. Shareholders do not have cumulative voting rights in the election of directors.
Other Matters.   Approval of the proposal to ratify and approve the selection of KPMG LLP as our independent registered public accounting firm and all other proposals that properly may come before the annual meeting require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular proposal. Shareholders may vote for or against any proposal at the meeting or may abstain from voting on any such proposal. If your shares are represented at the meeting and are voted to “abstain” with respect to any proposal, this will have the same effect as a vote against the proposal.
What is the effect of a broker non-vote?
A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker or other nominee may vote for you on “routine” proposals but not on “non-routine” proposals. It is anticipated that the ratification and approval of the selection of KPMG LLP as our independent registered public accounting firm would be considered routine, but the election of directors would be considered non-routine. Therefore, if you do not vote on any non-routine proposal or provide voting instructions, your broker or other nominee will not be allowed to vote your shares on such proposal. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting if the shares are otherwise properly represented at the meeting. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority, and therefore would reduce the number of affirmative votes that are necessary to approve that proposal.
Are there any other matters that will be considered at the annual meeting?
The only items of business that may be properly brought before the annual meeting are the matters set forth in this proxy statement or those brought before the meeting by or at the direction of our board of directors. We are not aware of any business to be acted upon at the annual meeting other than the items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion for any other matter that is properly presented at the meeting.

Who pays the cost of soliciting votes at the annual meeting?
Our board of directors is making this proxy solicitation, and our Company will bear all costs of this solicitation. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of our Company and of our subsidiary bank, at no additional compensation. Our Company may reimburse brokers, banks and other persons holding stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to their principals and obtaining their proxies. Our Company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting materials to the beneficial owners of the shares of common stock held of record by such persons. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and will publish those results in a report on Form 8-K filed with the Securities and Exchange Commission or SEC within four business days of the day on which the annual meeting ends. If the voting results included in such Form 8-K are not final, we will publish the final results in an amended report on Form 8-K within four business days after the final voting results are known.
What should I do if I receive more than one set of proxy materials?
You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction form you receive.
We have adopted a “householding” procedure which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card or voting instruction form. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, or if you no longer wish to participate in householding and wish to revoke your consent, call our corporate secretary, Kathleen L. Bruegenhemke, at (573) 761-6179, or send written instructions to our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. We will act in accordance with your wishes within 30 days after receiving such notification.
Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.
Where may I obtain financial and other information about Hawthorn?
We filed our annual report on Form 10-K for the year ended December 31, 2017 with the SEC on March 16, 2018. Our annual report to shareholders, containing our audited financial statements for 2017, accompanies this proxy statement. This proxy statement, our annual report to shareholders, our Form 10-K, and our other proxy materials are available on our internet website (www.hawthornbancshares.com) and on the SEC’s internet website (www.sec.gov). Information on any website that we refer to does not constitute part of this proxy statement.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
ITEM 1: ELECTION OF DIRECTORS
What am I voting on?
One of the purposes of this annual meeting is to elect one director in Class II to serve for a three-year term expiring at the annual meeting of shareholders in 2021 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
What is the structure of our board and how often are directors elected?
Our board of directors consists of five directors. Our articles of incorporation divides the board into three classes of directors, with directors serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The present term of Frank E. Burkhead, the only director in Class II, expires at this annual meeting. Directors in Class I (Philip D. Freeman and Kathleen L. Bruegenhemke) and Class III (Kevin L. Riley and David T. Turner) have terms expiring at the time of the annual meeting of shareholders in 2020 and 2019, respectively. Our board of directors has determined that Messrs. Burkhead, Freeman and Riley each satisfies the independence requirements of the NASDAQ Global Select Market or NASDAQ.
Who are this year’s nominees?
The nominating and corporate governance committee of our board of directors has designated Frank E. Burkhead as the nominee proposed for election at the annual meeting. Mr. Burkhead currently serves on our board. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as director of Mr. Burkhead. The following table sets forth certain information with respect to the person nominated for election as a director at the annual meeting and each director whose term of office will continue after the annual meeting.
Name	Age	Position With Our Company	Director Since
NOMINEES
Class II: New term to expire in 2021
Frank E. Burkhead	46	Director	2014
DIRECTORS CONTINUING IN OFFICE
Class I: Term to expire in 2020
Philip D. Freeman	64	Director	1993
Kathleen L. Bruegenhemke	52	Senior Vice President, Secretary, Chief Operations, Risk Officer and Director	2017
Class III: Term to expire in 2019
Kevin L. Riley	62	Director	1995
David T. Turner	61	Chairman, President, CEO and Director	1997
There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.
What is the business experience of the nominees and of our continuing board members and the basis for the conclusion that each such person should serve on our board?
Described below is the business experience for at least the last five years of the person nominated for election as a director at the annual meeting and each person whose term of office as director will continue after the annual meeting, as well as the specific experience, qualifications, attributes and skills of each such person that led to the conclusion that such person should serve on our board.

Kathleen L. Bruegenhemke has served as a director of our Company and of Hawthorn Bank since March 2017 and as Chief Operating Officer of Hawthorn Bank since January 2017. From October 2014 until December 2016 she served as Columbia Market President. She has served as Senior Vice President and Secretary of the Company since November 1997 and as Chief Risk Officer of the Company since June 2006. From January 1992 until November 1997, she served as Internal Auditor of Hawthorn Bank (or of one of its constituent predecessors). Prior to joining the Bank, Ms. Bruegenhemke served as a Commissioned Bank Examiner for the Federal Deposit Insurance Corporation. Ms. Bruegenhemke is a certified public accountant and possesses considerable expertise in overseeing various finance, regulatory compliance and risk management aspects of community banking, which she attained through over 30 years of service, first as a bank regulator and then as a dedicated employee of Hawthorn Bank. Her expertise, and the customer relationships and community connections she has developed, particularly in the Columbia, Missouri market, will benefit Board discussions and decisions and support the conclusion that Ms. Bruegenhemke should serve on our board.
Frank E. Burkhead has served as a director of Hawthorn Bank and of our Company since July 2014. Mr. Burkhead also serves on our nominating and corporate governance, audit and compensation committees. He is the co-owner of Burkhead & Associates LLC and Burkhead Wealth Management since its founding in 1999. Mr. Burkhead is a certified public accountant and wealth and financial planner licensed in multiple states. Early in his working career, Mr. Burkhead served our Company as a teller in the Jefferson City market. Mr. Burkhead brings business success in over 16 years of experience in the financial planning and tax planning business. Mr. Burkhead contributes a strong accounting background as well as an excellent reputation as a business leader in the central Missouri business community.
Philip D. Freeman has served as a director of Hawthorn Bank (or one of its constituent predecessors) since 1990 and of our Company since 1993. He is the owner of Freeman Properties JCMO, LLC. Mr. Freeman also serves on our nominating and corporate governance, audit and compensation committees. The conclusion that Mr. Freeman should serve on our board is founded on his over 35 years of experience in managing a successful business with compassion, which experience has given him an appreciation for the needs of people in our market and earned him the respect of many in the Jefferson City business community. His leadership on various committees of the board has been accompanied by his development of a high level of competency and expertise in areas of focus for our board, including executive compensation, financial reporting and investor relations.
Kevin L. Riley has served as a director of Hawthorn Bank (or one of its constituent predecessors) and of our Company since 1995. He has been co-owner of Riley Chevrolet Buick GMC Cadillac, Inc. and Riley Toyota Scion, Inc., each a Jefferson City, Missouri automobile dealership since 1986 and 1992, respectively. Mr. Riley also serves on our nominating and corporate governance, audit and compensation committees. Mr. Riley’s years of experience in managing successful automobile dealerships (for which customer financing is an important part) and in regularly coming in contact with people in our market are of value to our Company and led to the conclusion that he should serve on our board. Board discussions and decisions benefit from his knowledge of customer relationship management.
David T. Turner has served as a director of our Company and of Hawthorn Bank (or of its constituent predecessors) since January 1997. He has served as president of our Company since March 2002 and as chairman and chief executive officer of our Company since January 2011. He also currently serves as chairman, chief executive officer and president of Hawthorn Bank. Mr. Turner has served as vice chairman of our Company from June 1998 through March 2002 and as senior vice president of our Company from 1993 until June 1998. He served as president of a predecessor to Hawthorn Bank from January 1997 through March 2002 when he assumed the position of chairman, chief executive officer and president. He served as senior vice president of that same predecessor from June 1992 through December 1996 and as its vice president from 1985 until June 1992. The conclusion that Mr. Turner should serve on our board is founded on his experience in the banking industry and familiarity with Hawthorn Bank and many of its customers. He brings valuable insights gained from his career at Hawthorn Bank in developing and promoting lasting customer relationships, sound ethical practices and a dedicated, service-oriented staff.

What if a nominee is unwilling or unable to serve?
The nominee listed in this proxy statement has indicated his willingness to serve as a director if elected, and the board of directors has no reason to believe that such nominee will be unavailable for election. If, for some unforeseen reason, the nominee becomes unwilling or unable to serve, it is intended that shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by our nominating and corporate governance committee, unless the authority to vote for the nominee who has ceased to be a candidate has been withheld.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote “FOR” the election of Frank E. Burkhead as a Class II director.

ITEM 2: SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What am I voting on?
Shareholders are being asked to ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018. The selection of KPMG LLP was made by the audit committee of our board of directors. KPMG LLP has served as our independent auditor since 1993. In connection with the audit of our financial statements and internal control over financial reporting, our Company entered into an engagement agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for our Company. That agreement may be subject to alternative dispute resolution procedures. The ratification and approval by shareholders of the selection of KPMG LLP effectively would also be a ratification of that agreement.
What services do the independent registered public accountants provide?
Audit services provided by KPMG LLP for 2017 included the examination of the consolidated financial statements of our Company and services related to our periodic filings with the SEC. Audit services also included an assessment of our Company’s internal control over financial reporting as of December 31, 2017 for the purpose of expressing an opinion on the effectiveness of our Company’s internal control over financial reporting. The services provided by KPMG LLP are more fully described in this proxy statement under the captions “Audit Committee Report” and “Independent Auditor Fees and Services.”
Will a representative of KPMG LLP be present at the meeting?
One or more representatives of KPMG LLP may be present at the annual meeting. If present, any such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.
What if this proposal is not approved?
Shareholder ratification and approval of the audit committee’s selection of KPMG LLP as our independent registered public accounting firm is not required by any statute or regulation or by our bylaws. Nevertheless, if the shareholders do not ratify and approve the selection of KPMG LLP at the annual meeting, the audit committee will reconsider the appointment. Submission of our selection of KPMG LLP to the shareholders for ratification and approval will not limit the authority of the audit committee to appoint another independent certified public accounting firm to serve as independent auditor if the present auditor resigns or their engagement otherwise is terminated.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote “FOR” approval of the selection of KPMG LLP.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our Company is led by David T. Turner, who has served as our president since March 2002 and as our chief executive officer and chairman of the board of directors since January 2011. Our board of directors is comprised of Mr. Turner and four other directors, including three directors who satisfy NASDAQ’s independence requirements. Our corporate governance guidelines provide that our independent directors will meet regularly in executive session. Our Company does not have a member of our board who is formally identified as the lead independent director. However, Philip D. Freeman may fulfill the function of a lead independent director in some respects through his service as chairman of each of our board’s three standing committees — the audit committee, the compensation committee, and the nominating and corporate governance committee. Each of the board committees is comprised solely of our three independent directors. In meetings of the three board committees, as well as separate meetings in executive session, our three independent directors are led by Mr. Freeman.
Our board leadership structure has been effective for our Company. We believe that having a combined chief executive officer and chairman of the board and an independent chair for each of our board committees currently provides the right form of leadership for our Company. A combined chairman and chief executive officer role allows for more productive meetings. The chief executive officer is the individual selected by the board of directors to manage our Company on a day-to-day basis, and his direct involvement in our business operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives. In addition to the leadership provided by our chairman and chief executive officer, we have oversight of Company operations by experienced independent directors who are led by a single independent director.
Risk Oversight
Although it is management’s job to assess and manage our Company’s exposure to risk, our board of directors oversees our Company’s risk management and establishes policies that govern the process. Our board strives to ensure that risk management is incorporated into our Company’s culture, and to foster risk-aware and risk-adjusted decision making throughout the organization. Our board also establishes standards for risk management by approving policies and directives that address and mitigate our Company’s most material risks. These include policies and directives addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as regulatory compliance. Our risk management processes are designed to bring to our board’s attention our most material risks through various reports presented by management, including our chief risk officer, internal and external auditors, and regulatory examiners, and to enable our board to understand the risks and how they are addressed.
In overseeing our Company’s risk management, our board conducts much of its risk oversight activities through our audit committee, which works closely with our chief risk officer. Our audit committee meets at least quarterly each year with our chief risk officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. Our chief risk officer provides a presentation on enterprise risk management to the full board at least once each year. From time to time our audit committee also receives updates between meetings from our chief risk officer, our chief executive officer, our chief financial officer and other members of management relating to risk oversight matters. Our audit committee reports to the full board of directors after each meeting of the committee.
In addition to our audit committee, our board relies on our compensation committee for risk oversight activities within its area of responsibility. Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, the committee considers input from our chief risk officer and other members of management. In 2017, the committee reviewed our compensation programs and determined that they do not subject our Company to unnecessary or excessive risk or motivate staff members to manipulate our earnings and therefore are not reasonably likely to have a material adverse effect on our Company.

Communication with the Board
Our board of directors has not established a formal process for shareholders to follow in sending communications to our board or its members, as our policy has been to forward to the directors any shareholder correspondence we receive that is addressed to them. Shareholders who wish to communicate with our board or any of our directors may do so. Such communications must be addressed to our board or any such director in care of our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. Alternatively, such communications may be sent by e-mail to kbruegenhemke@hawthornbank.com. All such communications will be compiled by our corporate secretary and submitted to our board or the individual director, as applicable, on a periodic basis.
Neither our board of directors nor a specific director is required to respond to a shareholder communication. To avoid selective disclosure, our board or the individual director may respond to a shareholder’s communication only if the communication involves information which is not material or which is already public. In such case, our board of directors, as a whole, or the individual director may respond, if at all:
•
directly, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate;

•
indirectly through our corporate secretary or other designated officer, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate; or

•
pursuant to such other means as our board determines appropriate from time to time.

If the communication involves material non-public information, our board of directors or the individual director will not provide a response to the shareholder concerning such information. Our Company may, however, publicly provide information responsive to such communication if  (following consultation with our advisors, as our board determines appropriate) our board determines disclosure is appropriate. In that case, the responsive information will be provided in compliance with SEC Regulation FD and other applicable laws and regulations.
Consideration of Director Nominees
In identifying and evaluating director nominees, the nominating and corporate governance committee of our board of directors may receive recommendations from management, from other directors and from shareholders. The committee reviews and considers information on each candidate and evaluates it in light of the needs and requirements of our Company. The committee believes that our board and its committees should be comprised of persons who are of high character and integrity, who have a personal and professional reputation that is consistent with the image and reputation of our Company, and who have expertise that may be useful to our Company. The committee also considers various factors, including the independence of the candidate, as well as his or her education or special skills, areas of expertise, experience, business associations, reputation and other characteristics and qualities that the committee believes are likely to enhance the effectiveness of our board and its committees. In determining whether a director should be retained and stand for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our board and each committee on which such director serves. The committee does not assign specific weights to particular factors and no particular factor is necessarily applicable to all prospective nominees. No person will be eligible to stand for election as a director if he or she has been convicted of a felony without right of further appeal. In addition, no person may serve as a director after the end of the term in which his or her 75th birthday occurred, nor may any person be eligible to stand for election as a director after his or her 75th birthday. The committee does not have a formal policy concerning its consideration of diversity in identifying director nominees. Although the committee may consider diversity in identifying director nominees, it did not do so with respect to the selection of the nominee for this annual meeting. The committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Shareholders who wish the nominating and corporate governance committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the nominating and corporate governance committee in care of our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. All nominees, including those submitted by shareholders in accordance with these procedures, will be evaluated using generally the same methods and criteria described above, although those methods and criteria are not standardized and may vary from time to time. Shareholders also may submit director nominations to our Company in accordance with the procedures described below under “Shareholder Proposals.”
Committees of the Board
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. There currently are no other committees of our board of directors. Members of the committees serve at the pleasure of our board of directors.
Audit Committee.   The audit committee of our board of directors currently is comprised of Mr. Freeman, its chairman, and Messrs. Burkhead and Riley. Our board of directors has determined that each member of the audit committee is independent as defined by NASDAQ’s independence standards. In addition, our board of directors has determined that Frank E. Burkhead meets the SEC’s definition of an “audit committee financial expert.” The audit committee assists our board in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by external auditors, among others. The audit committee is responsible for apprising our board of management’s compliance with board mandated policies, internal procedures and applicable laws and regulations. The committee works with the internal audit department and external auditors and supervises the internal audit function directly, reviews and approves the hiring of audit personnel and evaluates the performance of the internal audit function and the external auditors. The committee also has the duty to make, or cause to be made, a suitable examination and audit of the financial affairs of our Company and its subsidiaries at least annually, and to report its findings to our board of directors. A more complete description of the audit committee’s functions is provided in its charter, a copy of which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. The audit committee met eight times during 2017.
Compensation Committee.   The compensation committee of our board of directors currently is comprised of Mr. Freeman, its chairman, and Messrs. Burkhead and Riley. Our board of directors has determined that each member of the compensation committee is independent as defined by NASDAQ’s independence standards. The committee is responsible for reviewing and making recommendations to our board of directors regarding the compensation and benefits of our executive officers and directors and for establishing and administering our executive compensation program. The responsibilities of the compensation committee also include the construction, interpretation and administration of our incentive stock option plan. Our chief executive officer assists the committee from time to time on a variety of compensation matters, including making recommendations for the appropriate salaries and bonuses of our executive officers (other than our chief executive officer). The committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it in its efforts. A more complete description of the committee’s functions is provided in its charter, a copy of which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. The compensation committee met two times during 2017.
Nominating and Corporate Governance Committee.   The members of our nominating and corporate governance committee currently are Mr. Freeman, its chairman, and Messrs. Burkhead and Riley, each of whom is independent, as defined by NASDAQ’s independence standards. This committee is responsible for the director nomination process, including evaluating and recommending director nominees and committee appointments. It also is responsible for various other governance related matters, including an annual board assessment. A more complete description of the committee’s functions is provided in its charter, a copy of which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. The nominating and corporate governance committee met two times during 2017.
Meetings of the Board
During 2017 our board of directors held seven meetings. Each director attended at least 75% of the total meetings of our board of directors and of the committees of our board on which he or she served during that year. Our directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our Company. All of our directors are also board members of our subsidiary bank, which meets on a monthly basis.
The independent non-management members of our board of directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent non-management directors.
Directors are encouraged by our Company to attend our annual meeting of shareholders if their schedules permit, but our Company does not otherwise have a policy regarding such attendance. Each director was present at the annual meeting of the shareholders held in June 2017. The board of directors typically meets immediately following the annual meeting of shareholders, which facilitates the directors’ attendance at the annual meeting of shareholders.
Code of Ethics
Our board of directors has adopted a code of business conduct and ethics applicable to all employees, officers and directors, including our principal executive officer and our principal financial officer. A copy of the code of business conduct and ethics is available without charge to any shareholder who requests it by writing to our corporate secretary at Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, MO 65101. It also is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab. Any substantive amendment to, or waiver from, a provision of this code that applies to our principal executive officer or principal financial officer will be disclosed on our internet website and, if required by rules of the SEC or NASDAQ, in reports we file with the SEC.
Director Compensation
Only outside (non-employee) members of our board of directors receive compensation for their service to our Company as a director. Each of these outside (non-employee) directors receive a monthly retainer of $1,500 and $550 for each board and committee meeting attended, respectively.
All directors of our Company are also directors of Hawthorn Bank, and in that capacity may receive compensation from Hawthorn Bank. For their service to Hawthorn Bank as a director, each of Hawthorn Bank’s outside (non-employee) directors is paid $550 for each meeting of the board attended.
Compensation earned in 2017 by each person currently serving as a director during such year (other than any director who is a named executive officer in the summary compensation table under “Executive Compensation and Related Matters” below) for service on our board and its committees is presented in the table below.
Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
Frank E. Burkhead	35,050	0	35,050
Philip D. Freeman	35,050	0	35,050
Kevin L. Riley	34,500	0	34,500

(1)
Includes fees received for service as directors and committee members of our Company, and of our subsidiary bank, Hawthorn Bank, as follows:

Name	Hawthorn Bancshares Retainer ($)	Hawthorn Bancshares Meeting Fees ($)	Hawthorn Bank Meeting Fees ($)	Total Fees Earned or Paid in Cash ($)
Mr. Burkhead	18,000	9,900	7,150	35,050
Mr. Freeman	18,000	9,900	7,150	35,050
Mr. Riley	18,000	9,350	7,150	34,500

Compensation Committee Interlocks and Insider Participation
Members of our compensation committee are Mr. Freeman, its chairman, Mr. Burkhead and Mr. Riley. As discussed below under “Executive Compensation and Related Matters — Compensation Discussion and Analysis,” in 2017 Mr. Turner, our chief executive officer, administered the executive compensation program with respect to non-equity compensation insofar as it pertained to executive officers other than the chief executive officer and president. All decisions relating to the compensation of executive officers are reviewed by, and subject to the approval of, our compensation committee. Among the members of our bank’s board of directors, Mr. Turner and Ms. Bruegenhemke are officers and employees of our Company and its subsidiary bank.
None of the members of our compensation committee was an officer or employee of our Company or any of its subsidiaries during 2017. Messrs. Burkhead, Freeman and Riley, and certain corporations and firms in which such persons have interests, have obtained loans from our affiliate bank. Each of such loans are believed to have been made to such persons, corporations or firms (i) in the ordinary course of business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to our Company or any of its subsidiaries, and (iii) without involving more than the normal risk of collectability or presenting other unfavorable features.

EXECUTIVE COMPENSATION AND RELATED MATTERS
Compensation Discussion and Analysis
This compensation discussion and analysis describes the material elements of compensation of our chief executive officer, our principal financial officer and our only other executive officer for 2017, collectively referred to as our “named executive officers.” It also provides information on our compensation philosophy and our compensation policies and programs designed to achieve our compensation objectives. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.
Overview of Compensation Program.
The compensation committee of our board of directors has overall responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the executive officers of our Company and its subsidiary bank. The committee seeks to ensure that the total compensation paid to the executive officers, taking into account any compensation received from our subsidiary bank, is fair, reasonable and competitive. Our compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of our Company and its subsidiary bank as well as performance of the individual executive officer. In this regard, from time to time our Company may retain the services of human resources and executive compensation consulting firms to review and make recommendations concerning our executive compensation program, although this was not done for 2017.
Compensation Program Objectives.
The three basic goals or objectives of our executive compensation program are:
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to attract and retain qualified individuals who provide the skills and leadership necessary to enable our Company and its subsidiary bank to achieve earnings growth, capital compliance and return on investment objectives, while maintaining a commitment to equal employment opportunity and affirmative action guidelines and practices;

•
to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and

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to create a mutuality of interest between executive officers and shareholders through compensation structures that create a direct link between executive compensation and shareholder return.

In determining the structure and levels of each of the components of executive compensation needed to achieve these objectives, all elements of the compensation package are considered in total, rather than any one component in isolation. As more fully described below, the determination of such levels of executive compensation is a subjective process in which many factors are considered, including our Company’s and/or affiliate bank’s performance and the individual executive’s specific responsibilities, historical and anticipated personal contribution to our business, and length of service with our Company or affiliate bank.
Role of Executive Officers in Compensation Decisions.
Our executive compensation program, insofar as it pertains to our chief executive officer and president, is administered solely by the compensation committee of our board of directors. Our executive compensation program, insofar as it pertains to executive officers other than our chief executive officer and president, is administered by our chief executive officer and president with respect to non-equity compensation and by the compensation committee with respect to equity compensation. In approving equity compensation awards to our executive officers other than our chief executive officer, the compensation committee gives some deference to the recommendations of our chief executive officer. Mr. David Turner, our chief executive officer, and other executive officers of our Company and affiliate bank, may attend meetings of the committee, but are not present during discussions or deliberations regarding their own compensation.
Compensation Components.
Historically, the principal components of compensation for our executive officers have been:
Base salary:	Designed to compensate employees competitively relative to the market;
Performance-based incentive compensation:	Designed to reward short-term performance, particularly the achievement of annual performance objectives;
Long-term equity incentive compensation:	Designed to encourage creation of long-term shareholder value and reward long-term performance; and
Retirement and other benefits:	Designed to provide competitive benefits.
It is our view that these compensation components collectively promote the achievement of our compensation program objectives identified above by advancing both the short- and long-term interests of our shareholders. Among other things, the long-term interests of our shareholders are advanced by designating a portion of executive compensation to be at risk: namely, incentive compensation (which permits individual performance to be recognized on an annual and long-term basis based, in part, on an evaluation of the executive’s contribution to our Company’s and/or affiliate bank’s performance) and the grant of stock options and other long-term equity incentive compensation (which directly ties a portion of the executive’s long-term remuneration to stock price appreciation realized by shareholders). Each of the components of the compensation program is addressed separately below.
Base Salary.   Our Company provides our named executive officers and other employees with base salary to compensate them for services rendered during the year. We view base salary as a key element of our employee attraction and retention objective. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility and on management’s recommendations and subjective assessments of each executive’s growth and effectiveness in the performance of his or her duties. In this regard, there is a subjective analysis of the role played by each individual executive in generating our Company’s and/or bank’s performance, including a consideration of the executive’s specific responsibilities, contributions to our Company’s and/or bank’s business, and length of service. The factors impacting base salary levels are not independently assigned specific weights. We believe that base salary levels must bear a reasonable relationship to those that we perceive to exist in our market for executive talent in order to protect our ability to retain our executives and attract new executives when necessary. Base salary levels typically are considered annually as part of our Company’s performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executives, the committee primarily considers:
•
internal review of the executive’s compensation, both individually and relative to other officers;

•
a subjective assessment of the individual performance of the executive; and

•
market data, to the extent available, that places the executive’s compensation in context to that provided to similarly situated executives of other employers; however, we do not set base salary levels at a targeted percentile relative to compensation data for a particular peer, competitor or industry group. Our most recent external analysis was performed in 2012 for 2013 compensation by McLagan-Aon Hewitt in which McLagan’s general market and executive banking databases were selected for peer comparison purposes in conjunction with relevant peer proxy information.

The committee increased the base salaries of our named executive officers in 2017 as follows: Mr. Turner — 3%; Mr. Phelps — 3% and Ms. Bruegenhemke — 16.5%. The base salaries were determined subjectively by the committee after considering cost of living adjustments and each employee’s perceived merit performance.

Incentive Compensation.   In 1997 the committee recommended, and the full board of directors approved, the adoption of an incentive bonus program. This program has been an important part of our compensation program in that it was designed to provide incentives to achieve Company and individual performance objectives. Under this program, our Company’s and affiliate bank’s officers are eligible to receive annual incentive bonus awards. The officers participating in the program are identified by our chief executive officer and our compensation committee. Performance objectives are established for each of these officers.
The performance objectives for participants may include corporate performance objectives, functional or operating unit performance objectives and personal targeted objectives for performance. In the case of our chief executive officer and other senior officers, the performance objectives for 2017 were focused primarily on the achievement of budgetary, credit quality and operational objectives, while those for the junior officers of our affiliate bank primarily concern their functional or operating unit performance and the achievement of personal performance objectives. The performance objectives are not independently assigned specific weightings, but instead are subjectively considered based upon their perceived relative importance to each individual officer’s job category and responsibilities.
Each officer who is eligible to receive bonus awards is assigned to one of five bonus tiers, which assignment is made primarily according to job complexity and responsibility. Tier one consists of our chief executive officer, Mr. Turner. Tier two generally consists of senior officers of our Company and of our affiliate bank, including Mr. Phelps and Ms. Bruegenhemke. Target and maximum award levels are established for each tier and are expressed as a percentage of base salary for the officers in the applicable tier. Target awards are established at levels that, when combined with base salary, will achieve the perceived market level of annual compensation for performance that exceeds expectations. No awards are paid if the target level is not achieved. The maximum awards are established at 150% of the targeted award opportunity to reward exceptional performance. The following table presents the target and maximum award levels (expressed as a percentage of base salary) for each tier of our incentive bonus program.
Tier	Target	Maximum
Tier 1	35%	52%
Tier 2	25%	37%
Tier 3	20%	30%
Tier 4	15%	22%
Tier 5	10%	15%
Bonus awards are allocated among the participants after considering the individual participant’s performance, responsibilities and contributions to our Company and/or affiliate bank, and subjectively analyzing the basis of their aggregate impact on the success of our Company and/or affiliate bank for the preceding year. The incentive bonus awards earned by each of our named executive officers for each of the last three years, as applicable, appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.
Equity Incentive Compensation.   In order to enhance long-term shareholder value, our Company seeks to provide incentives that motivate our executives to look beyond our Company’s short-term results. In February 2000, our board of directors adopted, and our shareholders subsequently approved, a stock option plan. An important objective of stock option grants is to advance the longer term interests of our Company and its shareholders and complement incentives tied to annual performance by rewarding executives upon the creation of incremental shareholder value.
The only awards made under our stock option plan were stock options, which were awarded at NASDAQ’s closing price of our common stock on the date of the grant. We have never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor have we granted options which are priced on a date other than the grant date. Our stock options only produce value to executives if the price of our Company’s common stock appreciates, thereby directly linking the interests of executives with those of shareholders. The selection of the persons eligible to receive stock options and the designation of the number of stock options to be granted to such persons were made by our compensation committee after taking into account management’s assessment of each person’s relative level of authority and responsibility with our affiliate bank, years of service and base salary, among other factors.
No stock options were awarded during 2017.
Retirement Benefits.   As described below under “Executive Compensation and Related Matters — Pension Plan,” all full-time employees of our Company and affiliate bank who were hired before July 1, 2017 and have completed five continuous years of employment, including our named executive officers, earn the right to receive certain benefits upon retirement under our defined benefit pension plan. The normal retirement benefits provided under the plan for an employee retiring at age 65 with at least 25 years of continuous service are based upon 45% of his or her average compensation over a ten-year period, less 50% of his or her social security benefit. For employees with less than 25 years of continuous service, retirement benefits are reduced proportionally.
Perquisites and Other Personal Benefits.    Our Company provides our named executive officers with perquisites and other personal benefits that the compensation committee believe are reasonable and consistent with its overall compensation program to better enable our Company to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Our Company provides Mr. Turner and Ms. Bruegenhemke with the use of an automobile because their responsibilities for our Company and affiliate bank requires travel to our various branch offices on a regular basis. They may use the automobile for personal use as well. Our Company pays local country club membership dues on behalf of Mr. Turner, Mr. Phelps and Ms. Bruegenhemke to assist them in developing and enhancing business relationships in our markets. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate. No named executive officers received a perquisite in excess of  $25,000 in 2017.
Employment and Change in Control Agreements
Our Company generally does not enter into employment agreements with its executives. None of our named executive officers currently has an employment agreement.
Our Company has entered into change of control agreements with various executive officers including Mr. Turner and Ms. Bruegenhemke, which agreements are described below under the caption “Change of Control Agreements.” These agreements provide for the payment of certain benefits if we terminate the executive’s employment or if the executive quits for good reason within two years after a change in control of our Company. This “double trigger” arrangement, which requires both a change in control of our Company and a termination of employment must occur before benefits are triggered, is intended to provide continuity for the business by encouraging the continued employment of the executive following the change in control.
The committee believes the change of control agreements protect shareholder interests by reducing the distraction and uncertainty of key executives during a rumored or actual change in control of our Company. The agreements reinforce and encourage the executives’ continued attention and dedication to their duties and provide incentives for them to remain with our Company during the transition. Continuation of the management team is often a crucial factor for the acquiring company. Severance benefits that encourage the executives to continue in their positions, therefore, may result in shareholders receiving a higher value from the deal.
The committee considers the potential amounts payable under the change of control agreements as part of its annual compensation review, but it did not review or revise the agreements in 2017. The benefits provided under these agreements do not impact the committee’s decisions regarding other elements of the executives’ compensation. Since these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.
The terms and conditions of our outstanding stock options provide for immediate vesting in the event of a change in control. This “single trigger” provision is the same for all optionees. The acceleration of equity vesting in a change in control is a common market practice, designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the deal.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to avoid or minimize compensation that exceeds the cap so that all or most compensation is tax deductible. All compensation paid to our named executive officers in 2017 was deductible for federal income tax purposes.
Shareholder Advisory Approval of Executive Compensation
At the annual meeting of the shareholders held on June 6, 2017, shareholders provided advisory approval of the compensation of our executives disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. At the annual meeting of the shareholders held on June 3, 2014, shareholders provided advisory approval for holding future advisory votes on executive compensation every three years. It is anticipated the shareholders will next be asked to provide advisory approval for the compensation of our executives, as well as advisory approval concerning the frequency of providing advisory approval of the compensation of our executives, at our 2020 annual meeting of shareholders.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the SEC’s Regulation S-K. Based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Company’s annual report on Form 10-K for the year ended December 31, 2017.
Compensation Committee
Philip D. Freeman	Frank E. Burkhead	Kevin L. Riley

Summary Compensation Table
The following summary compensation table summarizes the compensation paid or accrued by our Company and/or subsidiary bank (or its constituent predecessors) in the years indicated with respect to our chief executive officer, our principal financial officer and our only other executive officer for 2017. In this proxy statement, these individuals are referred to as our “named executive officers.”
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All other Compensation ($)(3)	Total ($)
David T. Turner Chairman, President & CEO	2017	462,155	—	—	148,080	201,000	32,985	844,220
	2016	448,694	—	—	147,075	124,000	34,141	753,910
	2015	437,750	—	—	74,375	11,000	26,003	549,128
W. Bruce Phelps Chief Financial Officer	2017	199,928	—	—	—	22,000	23,592	245,520
	2016	194,105	—	—	45,139	45,000	25,580	309,824
	2015	189,370	—	—	45,964	61,000	19,916	316,250
Kathleen L. Bruegenhemke Senior Vice President, Secretary, Chief Operations & Risk Officer	2017	190,000	—	—	45,569	90,000	23,669	349,238
	2016	163,113	—	—	37,267	49,000	19,748	269,128
	2015	159,135	—	—	38,625	14,000	15,006	226,766

(1)
The amounts in this column reflect compensation under our incentive bonus program for each named executive officer, which is discussed above under the caption “Compensation Discussion and Analysis — Compensation Components — Incentive Compensation.

(2)
The amounts in this column only reflect the actuarial increase in the present value of the named executive officer’s benefits under all qualified and non-qualified pension plans established by our Company, determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(3)
The amounts in this column for 2017 reflect:

•
contributions to the Hawthorn Bancshares, Inc. Profit-Sharing 401(k) Plan (and its predecessor plans) paid by our Company for each named executive officer;

•
life insurance premiums paid by our Company for each named executive officer;

•
our incremental cost attributable to personal use by each of Mr. Turner and Ms. Bruegenhemke of a Company-provided automobile (calculated in accordance with Internal Revenue Service guidelines); and

•
country club membership dues paid by our Company for each named executive officer.

Grants of Plan Based Awards
None of the named executive officers received grants of plan based awards during the year ended December 31, 2017.
Option Exercises and Stock Vesting
None of the named executive officers exercised any stock options, or acquired shares on vesting, during the year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to each named executive officer (other than Mr. Phelps) concerning options held as of December 31, 2017. Mr. Phelps did not hold any options as of that date. None of the named executive officers held any stock awards or other equity incentive plan awards as of December 31, 2017.
		Option Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
David T. Turner	2008 Grant	9,148	0	0	14.77	9/22/2018
Kathleen L. Bruegenhemke	2008 Grant	1,762	0	0	14.77	9/22/2018
Stock Option Plan
On February 29, 2000, our board of directors adopted what is now known as the Hawthorn Bancshares, Inc. Incentive Stock Option Plan. The Plan is sponsored by our Company for key employees of our Company and its subsidiaries, and is intended to encourage such employees to participate in the ownership of our Company, and to provide additional incentive for them to promote the success of our business through sharing in the future growth of our business. The Plan expired on February 28, 2010, except as to outstanding options under the Plan, and no further options may be granted pursuant to the Plan. As of February 1, 2018, options to purchase a total of 20,103 shares of common stock pursuant to the Plan were outstanding.
The Plan is administered by the compensation committee composed of Messrs. Burkhead, Freeman and Riley. The compensation committee had the power to determine the persons to whom options were granted under the Plan, the number of shares covered by those options, the time at which an option became exercisable and the period of up to ten years during which an option may be exercised, subject in each case to the limitations set forth in the Plan. No consideration was paid to our Company by any optionee in exchange for the grant of an option. The Plan provides for automatic adjustments to prevent dilution or enlargement of the optionee’s rights in the event of a stock split, stock dividend, reorganization, merger, consolidation, liquidation, combination or exchange of shares, or other change in the capital structure of our Company. No option granted under the Plan is transferable by the holder other than by will or the laws of descent and distribution.
Profit-Sharing 401(k) Plan
We have established a profit-sharing plan under which all employees of the controlled group of corporations (namely, our Company and our affiliate bank) who have completed one year of service and attained age 21 are eligible to participate. The members of the controlled group may make a discretionary contribution to the trust associated with the plan. In general, the contributions by members of the controlled group to the trust for any given year are allocated to the accounts of the participants in direct proportion to the compensation of the participants for such year. The plan permits eligible participants to make elective deferrals up to a maximum dollar amount as set forth by law. These deferrals and earnings thereon are fully vested. Our Company matches a participant’s deferral contributions dollar for dollar up to 3% of such participant’s compensation (as compensation is defined in the plan).
Each participant may direct the trustee as to investment of his or her account. At the direction of a participant, the trustee can “invest” assets in a participant’s account in our common stock. Each participant may direct the trustee with respect to the voting of shares of our stock allocated to his or her account on such matters upon which shareholders are entitled to vote. As of December 31, 2017, the trust held 365,471.35 shares (or 6.3%) of our outstanding common stock.

The interest of a participant in employer contributions is subject to graded vesting over five years. After five years a participant becomes fully vested in the value of his or her employer contribution account. A participant whose employment terminates because of his or her normal retirement, death, or permanent disability is also fully vested. Payments are made to participants upon termination of service. A participant may withdraw his or her own contributions, but a participant may not borrow from the trust. The plan and the trust is administered by a retirement committee which is appointed by our board of directors.
The following table sets forth information with respect to each named executive officer concerning contributions, earnings and distributions under our profit-sharing plan and trust in 2017, as well as the year-end balance as of December 31, 2017.
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Awards/ Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($) (1)	Aggregate Balance at Last Fiscal Year-End ($)
David T. Turner	13,860	16,543	258,629	0	1,460,273
W. Bruce Phelps	9,885	13,548	28,233	0	152,140
Kathleen L. Bruegenhemke	24,000	12,743	170,076	0	900,557
Pension Plan
We previously established a defined benefit plan for employees of our Company and of our affiliate bank. Effective July 1, 2017, the plan was frozen to new and rehired employees, which means employees hired or rehired after June 30, 2017 are not eligible to participate in the plan. With respect to employees hired before July 1, 2017, all full-time employees become or became participants on the earlier of the first of January or the first of July coincident with or immediately following the later to occur of  (i) the completion of one year of service or (ii) the attainment of the age of 21, and continue to participate so long as they continue to be full-time employees, until their retirement, death or termination of employment prior to normal retirement date. The plan has a five-year vesting schedule under which a participant becomes fully vested in his or her accrued benefit after completing five years of service. This plan provides for the payment of retirement and death benefits that are funded by investments which, at December 31, 2017, had an aggregate market value of approximately $19,923,934.
The normal retirement benefits provided under the plan for an employee retiring at age 65 with at least 25 years of continuous service are based upon 45% of his/her average compensation over a ten-year period, less 50% of his/her social security benefit. Compensation covered by the plan is an employee’s W-2 compensation plus deferrals under the cafeteria plan and 401(k) plan. Amounts reported in the compensation table include salaries, directors’ fees, commissions and bonuses. For employees with less than 25 years of continuous service, retirement benefits are reduced proportionally. Provision is made for early or late retirement and optional payment provisions are available. For a married participant, payment is by monthly benefit to the participant during his or her lifetime, and 50% of that amount is paid to the spouse monthly during the spouse’s life after the participant’s death. For an unmarried participant, payment is by a lifetime monthly benefit, with payments guaranteed for the first 120 months.

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the plan determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements.
Name	Plan Name	Number of Years Credited Service (#)	FY 2017 Change in Present Value of Accumulated Benefit ($)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David T. Turner	Hawthorn Bancshares, Inc. Retirement Plan	39	201,000	1,262,000	0
W. Bruce Phelps	Hawthorn Bancshares, Inc. Retirement Plan	5	22,000	219,000	0
Kathleen L. Bruegenhemke	Hawthorn Bancshares, Inc. Retirement Plan	25	90,000	334,000	0
Change of Control Agreements
Our Company has entered into change of control agreements with approximately six executive officers including Mr. Turner and Ms. Bruegenhemke. These agreements provide that if, within two years after a change in control (as defined below), our Company or any subsidiary that is the primary employer of the executive terminates the executive’s employment other than by reason of the executive’s death, disability or for cause (as defined) or if the executive terminates his or her employment for good reason (as defined), the executive will be entitled to receive:
•
an amount equal to two to three years of the executive’s salary (based on the executive’s highest monthly base salary for the preceding twelve-month period);

•
an amount equal to two to three times the executive’s incentive bonus for the preceding year;

•
the proportionate amount of any incentive bonus and other compensation, payments and benefits which would otherwise have been received by the executive for the year in which employment was terminated; and

•
any accrued and unpaid vacation pay.

The total payments made under the change of control agreements and under any other agreements, plans or arrangements as a result of a change in control is not permitted to be in excess of 5% of the aggregate cash consideration that our shareholders would receive as a result of a change of control. Our Company will reimburse the executive for any excise taxes that result from any of such payments being considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, and will make a gross-up payment to reimburse the executive for any income or other tax attributable to the excess parachute payment and to the tax reimbursement payments themselves. The change of control agreements require the executives to maintain the confidentiality of our confidential information prior to its disclosure by our Company.
A “change in control” generally is defined to take place when (a) a person or group (other than our Company and various affiliated persons or entities) becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our outstanding securities, (b) our shareholders approve a merger or consolidation involving our Company in which at least 50% of the total voting power of the voting securities of the surviving corporation is held by persons who were not previously shareholders of our Company, or (c) our shareholders approve a plan of complete liquidation of our Company or an agreement for the sale or disposition by our Company of all or substantially all of its assets.

The following table shows the potential payments upon certain termination events following a change of control of our Company for each of the named executive officers (excluding Mr. Phelps who would not be eligible for such payments) if the termination and change of control had occurred on December 31, 2017.
Benefit	Termination without Cause or for Good Reason After Change in Control
David T. Turner
Cash payment based on prior year salary(1)	1,346,082
Cash payment based on prior year bonus(2)	441,225
Cash payment based on current year bonus(3)	148,080
Accrued and unpaid vacation pay	62,213
280G tax gross-up(4)	1,247,501
Total for Mr. Turner	$3,245,101
Kathleen L. Bruegenhemke
Cash payment based on prior year salary(1)	326,226
Cash payment based on prior year bonus(2)	74,534
Cash payment based on current year bonus(3)	45,569
Accrued and unpaid vacation pay	25,577
280G tax gross-up(4)	294,705
Total for Ms. Bruegenhemke	$766,611

(1)
Represents the amount calculated pursuant to the change of control agreements equal to the product of the executive’s multiple (three, in the case of Mr. Turner, and two, in the case of the other named executives) times the executive’s annual salary (based on the executive’s highest monthly base salary for the preceding twelve-month period).

(2)
Represents the amount calculated pursuant to the change of control agreements equal to the product of the executive’s multiple (three, in the case of Mr. Turner, and two, in the case of the other named executives) times the executive’s incentive bonus for the preceding year.

(3)
Represents the amount calculated pursuant to the change of control agreements equal to the proportionate amount of any incentive bonus and other compensation, payments and benefits which would otherwise have been received by the executive for the year in which employment was terminated.

(4)
Represents an estimate of the amount calculated pursuant to the change of control agreements for the tax gross-up based upon the following assumed tax rates: Section 280G excise tax — 20%; federal income tax — 35%; state income tax — 6%; and Medicare tax — 1.45%.

Pay Ratio Disclosure
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are providing the following information concerning the relationship of the annual total compensation of our employees (other than our chief executive officer) and the annual total compensation of Mr. David Turner, our chief executive officer.
For 2017, our most recently completed fiscal year:
•
the median of the annual total compensation of all employees of our Company (other than our chief executive officer) was $35,460; and

•
the annual total compensation of our chief executive officer, as reported in the “Total” column of the Summary Compensation Table above, was $844,220.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Turner, our chief executive officer, to the median of the annual total compensation of all other employees was 24 to 1.
In determining the median of the annual total compensation of all our employees and the annual total compensation of our “median employee” and of our chief executive officer, we used the following methodology and made the following material assumptions, adjustments, and estimates:
•
We determined that, as of December 31, 2017, our employee population consisted of approximately 355 individuals, all of whom are located in the United States. This population consisted of full-time and part-time employees.

•
In identifying the “median employee” from our employee population, we compared the amount of wages, salary and bonus of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Also, we annualized the compensation of 61 permanent employees (full-time and part-time) who did not work for us for the entire fiscal year.

•
Once we identified our “median employee,” we included the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K (but without including any actuarial increase in the present value of benefits under our pension plan), and determined that such employee’s annual total compensation was $35,460. For the annual total compensation of our chief executive officer, we used the amount reported for 2017 in the “Total” column of our Summary Compensation Table above, which was calculated in accordance with that Item of SEC Regulation S-K.

RELATED PARTY TRANSACTIONS
Our executive officers, directors and director nominees, their immediate family members, and companies associated with any such persons, may have been customers of, and had banking transactions with, our subsidiary bank (or its constituent predecessors) in the ordinary course of the bank’s business during 2017. Among these banking transactions were the provision of loans and loan commitments by our subsidiary bank that (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to our Company or any of its subsidiaries, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.
On an annual basis, each executive officer, director and director nominee is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with our Company in which the executive officer, director and director nominee, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to our corporate governance guidelines, our board of directors is charged with resolving any conflict of interest question involving our chief executive officer or any other executive officer, and our chief executive officer is charged with resolving any conflict of interest issue involving any other officer or employee of our Company.
Our Company’s policy is that all transactions between us and our officers, directors and/or five percent shareholders will be on terms no more favorable to those related parties than the terms provided to our other customers.

INDEPENDENT AUDITOR FEES AND SERVICES
Independent Auditor Fees and Services
The following table presents fees for professional audit services rendered by KPMG LLP, our independent registered public accounting firm, for the audit of our annual financial statements and internal control over financial reporting for 2017 and 2016, and fees billed for other services rendered by KPMG LLP during such years. All audit and non-audit services provided to our Company by KPMG LLP were approved by our audit committee.
Type of Fee	2017	2016
Audit Fees(1)	$397,500	$396,000
Audit-Related Fees	0	0
Tax Fees(2)	76,954	49,672
All Other Fees	0	0
Total	$474,454	$445,672

(1)
Audit Fees, including those for statutory audits, include the aggregate fees paid by us for professional services rendered for the audit of our annual financial statements and the audit of internal control over financial reporting, as well as the review of financial statements included in our quarterly reports on Form 10-Q.

(2)
Tax Fees include the aggregate fees paid by us for professional services for tax compliance, tax advice and tax planning.

In making its determination regarding the independence of KPMG LLP, our audit committee considered whether the provision of the services for which we incurred the “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was compatible with maintaining such independence.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Pursuant to its charter, the audit committee of our board of directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our Company and its independent auditor. Our engagement of KPMG LLP to conduct the audit of our Company for 2017 was approved by the audit committee on January 27, 2017. Additionally, each permissible non-audit engagement or relationship between our Company and KPMG LLP entered into since January 1, 2017 has been reviewed and approved by the audit committee. All audit-related, tax and all other fees were pre-approved by the audit committee. We have been advised by KPMG LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full time employees and partners of KPMG LLP.
The audit committee of our board of directors has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for our Company:
The audit committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for our Company by its independent registered public accounting firm, subject to the exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which must be approved by the audit committee prior to the completion of the audit.

AUDIT COMMITTEE REPORT
The audit committee of our board of directors assists the board in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by external auditors, among others. The audit committee is composed of three directors. All committee members satisfy the definition of an “independent” director as established in the NASDAQ listing standards, and the board of directors has determined that Mr. Burkhead qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The audit committee has adopted a written charter, which is available on our internet website (www.hawthornbancshares.com) under the “Governance Documents” menu tab.
In discharging its responsibilities regarding the financial reporting process, the audit committee:
•
Reviewed, and discussed with management and with our independent accountants, KPMG LLP, our December 31, 2017 financial statements and management’s assessment of our Company’s internal control over financial reporting as of December 31, 2017;

•
Discussed with our independent accountants the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (codified as Auditing Standard No. 1301), Communications with Audit Committees; and

•
Received the written disclosures and the letter from our independent accountants required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with our independent accountants that firm’s independence. In this regard, the audit committee has considered whether the services provided under other non-audit services are compatible with maintaining the independence of KPMG LLP.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017, to be filed with the SEC.
Audit Committee
Philip D. Freeman	Frank E. Burkhead	Kevin L. Riley

OWNERSHIP OF COMMON STOCK
The table below sets forth information as of December 31, 2017 (unless otherwise indicated below) with respect to the beneficial ownership of shares of all series of our common stock by each person known to our Company to own beneficially more than 5% of the aggregate number of the outstanding shares of our common stock. All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Jeffrey L. Gendell Tontine Management, L.L.C. Tontine Financial Partners, L.P.(2)	570,127	9.83%
Jonathan Holtaway Ategra Community Financial Institution Fund, L.P. Ategra GP, LLC Ategra Capital Management, LLC(3)	375,000	6.50%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2)
Information concerning these shares was obtained from a Schedule 13G/A filed with the SEC on February 9, 2018. According to this filing, (i) Tontine Management, L.L.C., the general partner of Tontine Financial Partners, L.P., has the power to direct the affairs of Tontine Financial Partners, L.P., including decisions respecting the disposition of the proceeds from the sale of the shares directly owned by Tontine Financial Partners, L.P., and (ii) Jeffrey L. Gendell is the managing member of Tontine Management, L.L.C. and in that capacity directs its operations. As a result, Mr. Gendell, Tontine Management, L.L.C. and Tontine Financial Partners, L.P. are reported as having shared voting and dispositive power with respect to 570,127 shares. The address of each of the reporting persons is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

(3)
Information concerning these shares was obtained from a Schedule 13D filed with the SEC on April 4, 2018. According to this filing, as of the date of that filing (i) Ategra Community Financial Institution Fund, L.P., Ategra GP, LLC, Ategra Capital Management, LLC and Mr. Jonathan Holtaway are reported as having shared voting and dispositive power with respect to 375,000 shares. The address of each of the reporting persons is 8229 Boone Boulevard, Suite 305, Vienna, Virginia 22182.

The table below sets forth information, as of January 31, 2018 (unless otherwise indicated below), with respect to the beneficial ownership of shares of all series of our common stock by:
•
our chief executive officer, our principal financial officer and our only other named executive officer;

•
each of our current directors and director nominees; and

•
our executive officers and directors as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, director nominees or officers, as the case may be.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Kathleen L. Bruegenhemke(2)	61,923.05	1.1%
Frank E. Burkhead(3)	8,139.94	*
Philip D. Freeman(4)	72,195.68	1.3%
Kevin L. Riley(5)	22,340.28	*
David T. Turner(6)	73,109.96	1.3%
W. Bruce Phelps(7)	1,996.68	*
All directors & executive officers as a group (6 persons)(8)	239,705.59	4.1%

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 5,798,009 shares of common stock outstanding.

(2)
Includes 41,704.57 shares held in our Company’s Profit-Sharing 401(k) Plan for Ms. Bruegenhemke’s benefit and 1,762 shares issuable upon the exercise of outstanding stock options.

(3)
Includes 4,363.95 shared held by Mr. Burkhead, as to which he has sole voting and investment power and 3,775.99 shares held jointly by Mr. Burkhead and his spouse, as to which they share voting and investment power.

(4)
All 72,195.68 shares are held of record by a revocable living trust, of which Mr. Freeman is a trustee, for the benefit of Mr. Freeman and his spouse.

(5)
All 22,340.28 shares are held of record by a revocable living trust, of which Mr. Riley is a trustee, for the benefit of Mr. Riley and his spouse.

(6)
Includes 40,823,48 shares held in our Company’s Profit-Sharing 401(k) Plan for Mr. Turner’s benefit and 9,148 shares issuable upon the exercise of outstanding stock options.

(7)
Includes 1,996.68 shares held in our Company’s Profit-Sharing 401(k) Plan for Mr. Phelps’ benefit.

(8)
Includes 10,910 shares issuable upon the exercise of outstanding stock options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Our Company has one equity compensation plan for its employees pursuant to which options, rights or warrants may be granted. The following is a summary of the shares reserved for issuance pursuant to outstanding options, rights or warrants granted under that plan as of December 31, 2017:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,103*	$14.77	—
Equity compensation plans not approved by security holders	—	—	—
Total	20,103*	$14.77	—

*
Consists of shares reserved for issuance pursuant to outstanding stock option grants under our Company’s incentive stock option plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of any class of equity securities of our Company registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our Company. SEC regulations require directors, executive officers and greater than 10% shareholders to furnish our Company with copies of all Section 16(a) reports they file.
To our knowledge, based solely on review of the copies of such reports furnished to our Company and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

SHAREHOLDER PROPOSALS
It is anticipated that our 2019 annual meeting of shareholders will be held on June 4, 2019. For a shareholder proposal to be considered for inclusion in our proxy materials for that meeting, our corporate secretary must receive the written proposal at our principal executive offices no later than December 21, 2018. Each such proposal also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, MO 65101
Attention: Secretary
For a shareholder proposal that is not intended to be included in our proxy materials for that meeting under Rule 14a-8, the shareholder must provide the information required by our Bylaws and give timely notice to our corporate secretary in accordance with our Bylaws, which, in general, require that the notice be received by the secretary between:
•
March 7, 2019 (the 90th day prior to the first anniversary of the preceding year’s annual meeting); and

•
the close of business on April 6, 2019 (the 60th day prior to the first anniversary of the preceding year’s annual meeting), unless,

the date of the shareholder meeting is moved more than 30 days before or after June 4, 2019 (the date currently contemplated for our 2019 annual meeting), in which case notice of a shareholder proposal that is not intended to be included in our proxy materials under Rule 14a-8 must be received not later than the close of business on the later of 90 days in advance of such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.
Any of our shareholders may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our corporate secretary at the address set forth above.
To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to our corporate secretary in accordance with our Bylaws, which, in general, require that the notice be received by the secretary between:
•
March 7, 2019 (the 90th day prior to the first anniversary of the preceding year’s annual meeting); and

•
the close of business on April 6, 2019 (the 60th day prior to the first anniversary of the preceding year’s annual meeting), unless,

the date of the shareholder meeting is moved more than 30 days before or after June 4, 2019 (the date currently contemplated for our 2019 annual meeting), in which case the nomination must be received not later than the close of business on the later of 90 days in advance of such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made.
You may contact our corporate secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
Proxies solicited in connection with our 2019 annual meeting of shareholders will confer on the appointed proxies discretionary voting authority to vote on shareholder proposals that are not presented for inclusion in the proxy materials unless the proposing shareholder notifies our Company by March 6, 2019 that such proposal will be made at the meeting.

OTHER MATTERS
The board of directors does not know of any matters to be brought before the annual meeting other than those described in this proxy statement.
By Order of the Board of Directors
David T. Turner
Chairman of the Board, President
and Chief Executive Officer
April 20, 2018
Jefferson City, Missouri

Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.JOHN SMITH1234 MAIN STREETAPT. 203NEW YORK, NY 10038ANNUAL MEETING OF SHAREHOLDERS OFHAWTHORN BANCSHARES, INC.June 5, 2018INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourproxy card available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or 1-718-921-8500 from foreign countries from anytouch-tone telephone and follow the instructions. Have your proxycard available when you call.Vote online/phone until 11:59 PM EST the day before the meeting.MAIL - Sign, date and mail your proxy card in the envelopeprovided as soon as possible.IN PERSON - You may vote your shares in person by attendingthe Annual Meeting.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statementsand other eligible documents online, while reducing costs, clutterand paper waste. Enroll today via www.astfinancial.com to enjoyonline access.PROXY VOTING INSTRUCTIONSPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ONE LISTED NOMINEE AS DIRECTOR AND "FOR" PROPOSAL 2.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xCOMPANY NUMBERACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, proxy statement and proxy cardare available at http://www.astproxyportal.com/ast/19165/1. ELECTION OF ONE CLASS II DIRECTOR.NomineeFrank E. Burkhead2. Proposal to ratify the selection of the accounting firm of KPMG LLP as theCompany’s independent registered public accounting firm for 2018.This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted“For” the election of the one (1) person listed above as class II director of the Company for thenext three years and “For” approval of proposal 2. In their discretion, the appointed proxies andagents are authorized to vote upon such other business as may properly be presented at theMeeting. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior toits exercise.1. Election of three Class lI directors (or if the nominee is not available for election, a substitutedesignated by the Board of Directors).00003300000000000000 1 060518FOR AGAINST ABSTAIN

Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy/Direction to Trustee. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, pleasegive full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.JOHN SMITH1234 MAIN STREETAPT. 203NEW YORK, NY 10038ANNUAL MEETING OF SHAREHOLDERS OFHAWTHORN BANCSHARES, INC.June 5, 2018INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourProxy/Direction to Trustee available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or 1-718-921-8500 from foreign countries from anytouch-tone telephone and follow the instructions. Have yourProxy/Direction to Trustee available when you call.Vote online/phone until 11:59 PM EST, May 28, 2018.MAIL - Sign, date and mail your Proxy/Direction to Trustee in theenvelope provided as soon as possible.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statementsand other eligible documents online, while reducing costs, clutterand paper waste. Enroll today via www.astfinancial.com to enjoyonline access.PROXY/DIRECTION TO TRUSTEE VOTING INSTRUCTIONSPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ONE LISTED NOMINEE AS DIRECTOR AND "FOR" PROPOSAL 2.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x------------------ ----------------00003300000000000000 1 060518COMPANY NUMBERACCOUNT NUMBERNOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:The Notice of Meeting, proxy statement and Proxy/Direction to Trusteeare available at http://www.astproxyportal.com/ast/19165/1. ELECTION OF ONE CLASS II DIRECTOR.NomineeFrank E. Burkhead2. Proposal to ratify the selection of the accounting firm of KPMG LLP as theCompany’s independent registered public accounting firm for 2018.The shares of the company’s stock credited to your account in the Company’s Profit - Sharing401(k) Plan will be voted as directed in this Proxy/Direction to Trustee. If no instructions arespecified with respect to the election of any nominee for director, your shares will be voted toabstain. If no instructions are specified with respect to any other matter presented at the Meeting,your shares will be voted to abstain. This Proxy/Direction to Trustee is solicited on behalf of theBoard of Directors and may be revoked prior to its exercise.FOR AGAINST ABSTAIN